UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 1, 2012 (January 26, 2012)
Date of Report (Date of earliest event reported)

CONVIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34707	74-2935609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11501 Domain Drive, Suite 200, Austin, Texas 78758	(512) 652-2600
(Address of principal executive offices)	(Registrant's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
On January 26, 2012 at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Convio, Inc. (the “Company”), the Committee approved the following 2012 cash-based incentive plans for each of the Company's named executive officers (“NEOs”).
2012 Cash Incentive Plan for Gene Austin, James R. Offerdahl and Vinay K. Bhagat (the “2012 Corporate Incentive Plan”)
The 2012 Corporate Incentive Plan sets the annual target incentive payment for each of Messrs. Austin, Offerdahl and Bhagat as a percentage of base salary, with any payments conditioned upon the Company's achievement of certain objectives established by the Committee. The percentage for each of Messrs. Austin, Offerdahl and Bhagat is as set forth in the following table:

Named Executive Officer	Aggregate Annual Potential Incentive Payment Percentage
Gene Austin	70%
James R. Offerdahl	45
Vinay K. Bhagat	30

The 2012 Corporate Incentive Plan provides for incentive payments twice each year, with payments in the third quarter based on the Company's achievement of the first half targets and in the first quarter of the following fiscal year based on the Company's achievement of full year targets. The Committee has established first half targets and full year targets. The 2012 Corporate Incentive Plan utilizes a first half and full-year churn target set by the Committee as a gateway condition prior to any officer earning any incentive payment under the 2012 Corporate Incentive Plan. The 2012 Corporate Incentive Plan defines churn as the amount of any lost software monthly recurring revenue and usage revenues in a period, divided by the Company's software monthly recurring revenue at the beginning of the year plus the Company's average usage revenue of the prior year (“Churn”). Following achievement of churn targets, such NEOs become eligible to receive incentive payments based upon the Company's achievement of targets tied to an operating income measure and net change in software monthly recurring revenue.
The actual amount of cash incentive payable to such NEOs is based upon the percentage of completion of each target in accordance with the following table:

	Percentage Achievement of Net Change in Software Monthly Recurring Revenue
Percent Achievement of Operating Income	0% - 84.9%	85% - 99.9%	100% and above
0% - 89.9%	—%	25%	50%
90.0% - 99.9%	25	50	75
100% and above	50	75	100

The Committee retains the right to modify the 2012 Cash Incentive Plan, including the targets and the amounts payable thereunder, and the right to exercise discretionary authority over the payment of cash incentives.

2012 Cash Incentive Plan for Marcus K. Cannon (the “2012 Service Incentive Plan”)
The 2012 Service Incentive Plan sets the annual target incentive payment for Mr. Cannon as 30% of Mr. Cannon's base salary, with any payments conditioned upon the Company's achievement of certain objectives established by the Committee. The 2012 Service Incentive Plan provides for incentive payments twice each year, with payments in the third quarter based on the Company's achievement of the first half targets and in the first quarter of the following fiscal year based on the Company's achievement of full year targets. The Committee has established first half targets and full year targets. The 2012 Service Incentive Plan utilizes a first half and full-year services margin target set by the Committee as a gateway condition prior to Mr. Cannon earning any incentive payment under the 2012 Service Incentive Plan. Following achievement of services margin targets, Mr. Cannon becomes eligible to receive incentive payments based upon the Company's achievement of targets tied to Churn and services revenue, each weighted at 50% of the aggregate target incentive payout. The actual amount of cash incentive payable to Mr. Cannon is based upon the percentage of completion of each target. With respect to Churn, Mr. Cannon is eligible for payouts ranging from 0% to 100% based upon the percentage of completion of the target. With respect to services revenue, Mr. Cannon is eligible for payouts ranging from 0% to 125% based upon the percentage completion of the target. Unlike the singular targets in the 2012 Corporate Incentive Plan, the various Churn and services targets are expressed as ranges, and therefore a tabular presentation of potential outcomes is not feasible. The Committee retains the right to modify the 2012 Cash Incentive Plan, including the targets and the amounts payable thereunder, and the right to exercise discretionary authority over the payment of cash incentives.
2012 Sales Commission Plan for Patricia Hume (the “2012 Sales Commission Plan”)
Pursuant to the 2012 Sales Commission Plan, Ms. Hume is eligible to receive quarterly commissions based upon achievement by the Company of software monthly recurring revenue and service bookings goals, with corresponding target goals and commission rates for each. Software monthly recurring revenue and services bookings represent 70% and 30% of Ms. Hume's quarterly target 2012 incentive compensation, respectively. The Committee set quarterly targets for each of the two components, and the actual commission rate paid is dependent upon the levels of achievement versus the component targets. At 100% achievement of the component targets, the commission rate is 100% of the target commission rate. With respect to the software monthly recurring revenue component, at less than 80% achievement, Ms. Hume's commission rate would be 50% of the target commission rate, and for achievement from 80% to 200% of the target, the commission rate would range from 70% to 237.5% of the target commission rate. With respect to the service bookings component, the commission rate paid shall be determined by adjusting the target commission rate, either positively or negatively, by the percentage variance in achievement of the service bookings target. Ms. Hume's target commission for 2012 is $260,000. There is no maximum commission that Ms. Hume could be paid. The Committee retains the right to modify the 2012 Sales Commission Plan, including the targets and the amounts payable thereunder, and the right to exercise discretionary authority over the payment of cash incentives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 1, 2012	By:	/s/ GENE AUSTIN
Gene Austin
President and Chief Executive Officer
(Principal Executive Officer)